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EXHIBIT 10.28





                AMENDED AND RESTATED ASSET CONTRIBUTION AGREEMENT



                                  BY AND AMONG


                         LIN TELEVISION OF TEXAS, L.P.,


                      SOUTHWEST SPORTS GROUP HOLDINGS LLC,


                                       AND


                        SOUTHWEST SPORTS TELEVISION, INC.







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         This Amended and Restated Asset Contribution Agreement (the
"Agreement"), made as of this 2nd day of June, 1999, is by and among LIN Television of Texas, L.P., a Delaware limited partnership ("LIN-Texas"), Southwest Sports Group Holdings LLC, a Texas limited liability company ("Holdings"), and Southwest Sports Television, Inc., a Delaware corporation ("SSTI").

                                R E C I T A L S:

         A. LIN-Texas, Southwest Sports Group, Inc., a Delaware corporation ("SSG"), and SSTI, entered into an Asset Purchase Agreement on August 27, 1998, and a First Amendment to Asset Purchase Agreement on March 31, 1999 (as amended, the "Prior Agreement").

         B. Effective as of the date hereof, SSG assigned its rights and obligations under the Prior Agreement to Holdings, and Holdings assumed all of the rights and obligations of SSG under the Prior Agreement.

         C. LIN-Texas owns certain assets in Station KXTX of Texas, UHF Channel 39, Dallas, Texas (the "Station"), including shares of common stock in KXTX of Texas, Inc., a Delaware corporation ("KXTX-Texas"), the current FCC licensee of the Station, and performs certain business and operations with respect to the Station.

         D. Pursuant to the terms and subject to the conditions hereof, LIN-Texas desires to contribute, assign, transfer and convey to Holdings all of the assets of LIN-Texas with respect to the Station in exchange for its membership interest in Holdings, and Holdings desires to receive, accept and acquire from LIN-Texas all such assets in exchange for such membership interest.

         E. Holdings contemplates that Holdings will combine, among other things, the ownership of the Station with the Dallas Stars Hockey League franchise and the Texas Rangers Major League Baseball franchise, as more fully described in EXHIBIT F.


         F. LIN-Texas, Holdings and SSTI desire to amend and restate the Prior Agreement.


                              A G R E E M E N T S:

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, hereby agree as follows:


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SECTION 1.  DEFINITIONS

         1.1 DEFINED TERMS DEFINED IN THIS SECTION. The terms set forth on Attachment A hereto, as used in this Agreement, have the meanings set forth in Attachment A.

         1.2 RULES OF CONSTRUCTION. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references to "party" and "parties" shall be deemed references to parties to this Agreement unless the context shall otherwise require. Except as specifically otherwise provided in this Agreement, a reference to a Section, Schedule or Exhibit is a reference to a Section of this Agreement or a Schedule or Exhibit hereto, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement. The terms "or" is used in its inclusive sense ("and/or"). The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.


SECTION 2.  CONTRIBUTION OF ASSETS

         2.1 CONTRIBUTION. Subject to the terms and conditions set forth in this Agreement, LIN-Texas hereby agrees to transfer, convey, assign and deliver to Holdings on the Closing Date, and Holdings agrees to acquire, all of LIN-Texas's right, title and interest in the tangible and intangible assets used or useful in connection with the Station's Business, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the Excluded Assets and any assets disposed of between the Agreement Date and the Closing Date in accordance with the provisions of this Agreement (such assets being conveyed being collectively referred to herein as the "Assets"), free and clear of any Lien, except for Permitted Liens, including the following:

            (a) the Tangible Personal Property;

            (b) the Real Property;

            (c) the Licenses;

            (d) the Assumed Contracts;

            (e) the Intangibles;

            (f) all amounts payable to the Station, if any, from the United States Copyright Office or such arbitral panels as may be appointed by the United States Copyright Office that relate to the period prior to the Effective Time and that have not been paid to LIN-Texas as of the Effective Time;

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            (g) all of LIN-Texas's proprietary information, technical
information and data, maps, computer discs and tapes, plans, diagrams, blueprints and schematics directly relating to the Station's Business;

            (h) all books and records of LIN-Texas relating solely to the business or operations of the Station, including executed copies of the Assumed Contracts and account books of original entry;

            (i) all deposits and prepaid expenses of LIN-Texas with respect to items that are prorated in Section 2.5 below (except as such relate to excluded assets);

            (j) equipment warranties to the extent transferable by LIN-Texas;

            (k) the KXTX Shares;

            (l) Accounts Receivable; and

            (m) any and all of LIN-Texas's right, title, and interest in and to the assets of LIN-Texas used by LIN-Texas in connection with the development and production of television programming.

         2.2 EXCLUDED ASSETS. The Assets shall not include the following (the "Excluded Assets"):

            (a) cash, cash equivalents and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances, and rights in and to bank accounts, Treasury bills and marketable securities and other securities of LIN-Texas;

            (b) contracts of insurance and insurance plans and the assets thereof, promissory notes, amounts due from employees, bonds, letters of credit, or other similar items, and any cash surrender value in regard thereto;

            (c) tangible personal property disposed of or consumed in the ordinary course of the business of LIN-Texas, and in compliance with this Agreement, between the Agreement Date and the Closing Date;

            (d) claims of LIN-Texas with respect to transactions and events occurring prior to the Closing Date and all claims for refunds of monies paid to any governmental agency and all claims for copyright royalties for broadcast prior to the Closing Date;

            (e) Contracts that are not Assumed Contracts, including those listed on SCHEDULE 2.2(e) (the "Excluded Contracts");

            (f) LIN-Texas's partnership records and other books and records that pertain to internal partnership matters of LIN-Texas and LIN-Texas's account books of original entry with respect to the Station and all original accounts, checks, payment

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records, Tax records and other similar books, records and information of
LIN-Texas relating to LIN-Texas's operation of the Station's Business and any other Assets prior to Closing;

            (g) any of LIN-Texas's proprietary information, technical information and data, maps, computer discs and tapes, relating generally to the business and operation of television stations owned (other than the Station) or operated by LIN-Texas or any Affiliate thereof; and

            (h) any other assets of LIN-Texas not related to the conduct and operation of the Station's Business, including LIN-Texas's membership interest in Station Venture Holdings LLC or the assets used or useful in connection with the operation of KXAN.

         2.3 ESCROW AGREEMENT.

            (a) Pursuant to the terms of the Escrow Agreement entered into concurrently with the execution of the Prior Agreement, SSTI delivered the Escrow Deposit to the Escrow Agent to be held by the Escrow Agent to secure Holdings's timely performance and fulfillment of its obligations under this Agreement.

            (b) At the Closing, Holdings and LIN-Texas shall cause Escrow Agent to pay the Escrow Amount over to SSTI

            (c) In the event of a termination of this Agreement, the Escrow Amount shall be paid in accordance with Section 9.2 hereof.

         2.4 PURCHASE PRICE. In consideration for the contribution of the Assets pursuant to the terms and subject to the conditions hereof, Holdings shall issue and deliver to LIN-Texas the Membership Interests, free and clear of all Liens, and shall pay to LIN-Texas, by wire transfer of immediately available funds an amount equal to the total aggregate amount paid or payable by LIN-Texas under the KXTX Option during the period commencing on the date hereof and ending on the Closing Date.


         2.5 PRORATIONS AND ADJUSTMENTS. (a) All revenues and all expenses arising from LIN-Texas's Assets and operations with respect to the Station, including tower rental, business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, including program license payments, sales and service charges, Taxes (except for Taxes arising from the transfer of the Assets under this Agreement), employee compensation, including wages, salaries, commissions, music license fees and similar prepaid and deferred items, shall be prorated between Holdings and LIN-Texas in accordance with generally accepted accounting principles and to effect the principle that LIN-Texas shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to LIN-Texas's operations with respect to the Station for the period prior to the Effective Time,


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and Holdings shall receive all revenues and shall be responsible for all expenses, costs and obligations allocable to such operations for the period after the Effective Time.

            (b) In the event LIN-Texas elects, in its sole discretion, to terminate as of the Closing Date the employment of any Employees of LIN-Texas, other than Transferred Employees, in connection with the transactions contemplated under the Agreement, Holdings shall pay LIN-Texas, as part of the Closing Adjustment, an amount equal to the total aggregate amount paid and payable by LIN-Texas as severance or other termination payments (including accrued and unpaid vacation pay) in accordance with LIN-Texas's existing company policies on the date hereof to such Employees whose employment is so terminated.

            (c) Notwithstanding anything else in this Section 2.5 to the contrary, any prorations and adjustments pursuant to section 2.5(a) or (b) shall be subject to the following:

                (i) There shall be no adjustment for, and LIN-Texas shall remain solely liable with respect to, any Excluded Contracts and any other obligation or liability not being assumed by Holdings in accordance with Section 2.7.

                (ii) No adjustment or proration between Holdings and LIN-Texas shall be made in favor of LIN-Texas or Holdings for the amount, if any, by which the value of the goods or services to be received by the LIN-Texas under its trade or barter agreements as of the Closing Date exceeds, or is less than, the value of any advertising time remaining to be run in connection with the programming provided by LIN-Texas to the Station as of the Closing Date.

                (iii) There shall be no adjustment or proration between Holdings and LIN-Texas for program barter. There shall be no adjustment or proration between Holdings and LIN-Texas for payments due under the film or programming license agreements except as expressly specified in this Section 2.5(c)(iii). Except as set forth herein for the month in which the Effective Time occurs, LIN-Texas shall be responsible for filing and paying all film or programming license fees due and payable as of the Effective Time, and Holdings shall be responsible for filing and paying all such fees after the Effective Time; provided that for the month in which the Effective Time occurs, such obligations for such month shall be allocated on a pro-rata basis based on the day of the month immediately prior to the Effective Time. Deposits for film and programming agreements shall be fully credited to the LIN-Texas; provided, however, that on the Closing Date, such credit will be reduced on a pro-rated basis based on the length of the term that the film or program was available to be aired on the Station prior to the Effective Time and the total length of the term that the film or program is available to air on the Station.

                (iv) There shall be no adjustment or proration for sick and personal days, severance pay or earned vacation time accrued on or prior to the Closing Date by any Transferred Employee, all of which shall be assumed by Holdings.



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                (v) Notwithstanding anything to the contrary contained in this
Section 2.5, there shall be no adjustment or proration as between LIN-Texas and Holdings to the extent that any such revenues or expenses which have been, or will be, otherwise accounted for at the Effective Time and reflected in the Management Fee (as defined in the Sub-Programming Agreement) payable to SSTI under the Sub-Programming Agreement.

         2.6 ASSUMPTION OF LIABILITIES AND OBLIGATIONS. As of the Closing Date, Holdings shall assume and undertake to pay, discharge and perform (a) any obligation or liability of LIN-Texas under the Assumed Contracts to the extent that the obligations and liabilities relate to the period after the Effective Time; (b) any liability or obligation to any former employee of LIN-Texas who has been hired by Holdings, attributable to any period of time on or after the Closing Date; (c) any liability or obligation arising out of any litigation, proceeding or claim by any person or entity relating to LIN-Texas's business or operations with respect to the Station or any of the Assets in connection with any events or circumstances that occur or arise on or after the Closing Date;
(d) any severance or other liability arising out of the termination of any employee's employment with or by Holdings on or after the Closing Date; (e) any duty, obligation or liability relating to any pension, 401(k) or other similar plan, agreement or arrangement provided by Holdings to any employee or former employee of LIN-Texas on or after the Closing Date; and (f) all state and local sales or use Taxes (or their equivalent) and transfer taxes or recording fees payable as a consequence of the sale of the Assets hereunder (all of the foregoing, together with other liabilities or obligations expressly assumed by Holdings hereunder, are referred to herein collectively as the "Assumed Liabilities"). Holdings shall not be required to assume any of the following:
(A) any obligations or liabilities under any Excluded Contract, (B) any liability or obligation arising out of any litigation, proceeding or claim by any Person relating to LIN-Texas's business or operations with respect to the Station or any of the Assets in connection with any events or circumstances that occur or exist prior to the Closing Date, and (C) any credit agreements, note purchase agreements, indentures, or other financing arrangements (other than any Assumed Contracts) of LIN-Texas. Holdings shall perform all obligations arising out of the Assets (including the Assumed Contracts and the Licenses) on or after the Closing Date. LIN-Texas shall retain all liabilities of LIN-Texas not assumed by Holdings (the "Retained Liabilities").

         2.7 NONASSIGNABLE CONTRACTS.

            (a) NONASSIGNABILITY. To the extent that any Assumed Contract to be assigned pursuant hereto is not capable of being assigned without the consent, approval or waiver of a third person or entity, nothing in this Agreement will constitute an assignment or require the assignment thereof except to the extent provided in this Section 2.7.

            (b) LIN-TEXAS TO USE COMMERCIALLY REASONABLE EFFORTS. Notwithstanding anything contained in this Agreement to the contrary, LIN-Texas will not be obligated to assign to Holdings any of its rights and obligations in and to any of the Assumed Contracts without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that LIN-Texas shall use commercially reasonable efforts to obtain all such consents, approvals and waivers prior to and, if the Closing occurs, after the Closing.

            (c) IF WAIVERS OR CONSENTS CANNOT BE OBTAINED. To the extent that the consents, approvals and waivers referred to above are not obtained by LIN-Texas, LIN-Texas shall use commercially reasonable efforts to provide to Holdings the financial and business benefits of any Assumed Contract and enforce, at the request and expense of Holdings, for the account of Holdings, any rights of LIN-Texas arising from any such Assumed Contract (including without limitation the right to elect to terminate such Assumed Contract in accordance with the terms thereof upon the advice of Holdings).


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF LIN-TEXAS

         To induce Holdings to purchase the Assets from LIN-Texas, LIN-Texas represents and warrants to Holdings as follows:

         3.1 ORGANIZATION AND AUTHORITY OF LIN-TEXAS. LIN-Texas is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and qualified to conduct business as a foreign limited partnership in the State of Texas. LIN-Texas has the requisite partnership power and authority to own and operate the Assets owned and operated by it, to carry on the Station's Business as now being conducted by it, and to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms.

         3.2 AUTHORIZATION AND BINDING OBLIGATION. The execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, by LIN-Texas have been duly and validly authorized by all necessary partnership action on the part of LIN-Texas and all necessary corporate action by the corporate general partner of LIN-Texas. This Agreement has been duly executed and delivered by LIN-Texas and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         3.3 ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS.

            (a) The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by LIN-Texas, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person or Governmental Authority, except as follows: (i) filings required under the HSR Act, (ii) filings with respect to real estate, sales and other transfer Taxes, and (iii) certain of the Assumed Contracts may be assigned only with the consent of third parties, as specified in SCHEDULE 3.3.


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            (b) Subject to obtaining the Consents, the execution, delivery and performance by LIN-Texas of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) do not conflict with any provision of the Certificate or Agreement of Limited Partnership of LIN-Texas; (iii) do not conflict in any material respect with, result in a material breach of, or constitute a material default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any Governmental Authority applicable to LIN-Texas or any material contract or agreement to which LIN-Texas is a party or by which LIN-Texas may be bound; and (iv) other than Permitted Liens, will not create any Lien upon any of the Assets.

         3.4 GOVERNMENTAL LICENSES.

            (a) SCHEDULE 3.4 identifies, as of the date of this Agreement, all main station, translator, microwave, low power television and transmitting earth station licenses (collectively, "Material Licenses") for which LIN-Texas is licensee and the date on which each expires. Each Material License is in full force and effect, and the LIN-Texas is the authorized legal holder thereof. Except as set forth on SCHEDULE 3.4, the conduct of the Station's Business is in accordance with the Material Licenses in all material respects.

            (b) To LIN-Texas's knowledge, SCHEDULE 3.4 also sets forth a true and complete list as of the date of this Agreement of certain FCC Licenses used in the operation of the Station as to which KXTX-Texas is the authorized legal holder thereof, and any material pending applications filed with the FCC by KXTX-Texas relating to the Station. The FCC Licenses listed on SCHEDULE 3.4 constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations, and policies of the FCC for, and/or used in, the business and operation of the Station as currently operated, except as noted on SCHEDULE 3.4. Except as set forth on SCHEDULE 3.14, and except for investigations or other proceedings affecting the broadcasting industry generally, as of the date of this Agreement, LIN-Texas has no knowledge of any pending or threatened investigation by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or complaint by, before or with the FCC with respect to the Station that would be reasonably expected to (i) impair or hinder the ability of LIN-Texas to perform its obligations under this Agreement or (ii) affect the business or operations of the Station in any material adverse respect, nor does LIN-Texas have knowledge that any of the foregoing is threatened.

         3.5 REAL PROPERTY.

            (a) SCHEDULE 3.5 contains an accurate description as of the date of this Agreement of all Real Property. Except as described on SCHEDULE 3.5, LIN-Texas has good and marketable fee simple title to all fee estates included in the Real Property and good title to LIN-Texas's interests in all other Real Property, in each case free and clear of all Liens, except for Permitted Liens. LIN-Texas has a valid leasehold interest in all leasehold Real Property listed as leased by LIN-Texas in SCHEDULE 3.5. SCHEDULE 3.5 lists all leases and subleases pursuant to which any of the leasehold Real Property included in the Assets is leased by LIN-Texas. Subject to obtaining the Consents, such leases are assignable to Holdings. LIN-Texas is in compliance in all material respects with all of the material provisions of such leases and subleases and is not in default thereunder in any material respect, and to the knowledge of LIN-Texas, no other party to any such lease or sublease is in default thereunder in any material respect. There are no existing options or contracts to sell or assign any of the LIN-Texas's interest in the owned Real Property or LIN-Texas's interest in the leased Real Property, and there are no rights of first refusal outstanding with respect to the owned Real Property or LIN-Texas's interest in the leased Real Property.

            (b) As of the Agreement Date, to LIN-Texas's knowledge, there are
(i) no actual, pending or threatened impositions or assessments for public improvements with respect to any owned Real Property or leased Real Property for which LIN-Texas would be liable or which would be a Lien on the owned Real Property or leased Real Property, other than Permitted Liens, (ii) no improvements constructed or planned that would be paid for by means of public assessments upon any owned Real Property or leased Real Property for which LIN-Texas would be liable or which would be a Lien on the owned Real Property or leased Real Property, and (iii) no completed, pending or, to LIN-Texas's knowledge, threatened or contemplated condemnation proceeding affecting any owned Real Property or leased Real Property or any part thereof or of any sale or any disposition of any owned Real Property or any leased Real Property or any portion thereof in lieu of condemnation.

            (c) To LIN-Texas's knowledge, all buildings, towers and other improvements owned by LIN-Texas included within the Assets are in working order for the purposes for which they are currently used by LIN-Texas (ordinary wear and tear excepted).

            (d) Each owned Real Property and each leased Real Property is accessible by a public right of way or is otherwise reasonably accessible for purposes of conducting the use of such Real Property as presently conducted. The current use by LIN-Texas of the owned Real Property is in compliance with applicable zoning and land-use laws, including the applicable local comprehensive plan, except for noncompliance that would not have a material adverse effect on the Station's Business.

         3.6 TANGIBLE PERSONAL PROPERTY. SCHEDULE 3.6 lists all material items of Tangible Personal Property included in the Assets owned by LIN-Texas. Except as described in SCHEDULE 3.6, LIN-Texas owns and has good title to the Tangible Personal Property listed thereon and none of the Tangible Personal Property included in the Assets is subject to any Liens, except for Permitted Liens. The material tangible Assets owned by LIN-Texas necessary for the normal operations of the Station as conducted at present are in good operating condition and adequate repair (given the age of such property and the use to which such property is put, and ordinary wear and tear excepted).

         3.7 ASSUMED CONTRACTS. SCHEDULES 3.5, 3.7 and 3.13 include a complete list of all Assumed Contracts except (a) contracts with advertisers for production or the sale of advertising time on the Station for cash that may be canceled by LIN-Texas on not more than ninety (90) days' notice, (b) oral employment contracts terminable at will, (c) miscellaneous service contracts terminable on not more than thirty
(30) days' notice, and (d) other Contracts entered into in the ordinary course of business, not involving liabilities exceeding $10,000 per contract. Except as disclosed in SCHEDULE 3.7, LIN-Texas has delivered or made available to Holdings true and complete copies of all written Assumed Contracts and accurate descriptions of all oral Assumed Contracts listed on SCHEDULES 3.5, 3.7 and
3.13. LIN-Texas is not in default under any Assumed Contract or the KXTX Option in any material respect and, to the knowledge of LIN-Texas, no other party to any such Assumed Contract is in default thereunder in any material respect.

         3.8 INTANGIBLE. SCHEDULE 3.8 is a complete list of all material Intangibles (exclusive of Licenses listed in SCHEDULE 3.4). LIN-Texas has provided or made available to Holdings copies of all documents establishing or evidencing the Intangibles listed on SCHEDULE 3.8. Other than with respect to matters generally affecting the television broadcasting industry and not particular to LIN-Texas, and except as set forth on SCHEDULE 3.8, LIN-Texas has not received any notice or demand alleging that LIN-Texas or KXTX-Texas is infringing upon any trademarks, trade names, service marks, service names, copyrights or similar intellectual property rights owned by any other Person.

         3.9 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 3.9 are true and complete copies of the unaudited financial statements of LIN-Texas with respect to its operations at the Station as at May 31, 1998, and an unaudited balance sheet and statement of income with respect to its operations at the Station as at and for the twelve (12)-month period then ended (collectively, the "Financial Statements"). Except as set forth on SCHEDULE 3.9, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the financial condition of LIN-Texas with respect to the Station as at their respective dates and the results of operations for the periods then ended.

         3.10 TAXES AND TAX RETURnS. Except as set forth on SCHEDULE 3.10 and except where the failure to file, pay or accrue any Taxes does not result in a Lien on the Assets or in the imposition of transferee or other liability on Holdings for the payment of Taxes, (a) all Tax Returns have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and (b) all Taxes shown on such Tax Returns have been properly accrued or paid to the extent such Taxes have become due. There are no Liens on any of the Assets in connection with any failure (or alleged failure) to pay any Tax related to the Station's Business.

         3.11 INSURANCE. SCHEDULE 3.11 is a true and complete list of all insurance policies of LIN-Texas with respect to the Station. All policies of insurance listed in SCHEDULE 3.11 are in full force and effect as of the date of this Agreement.

         3.12 REPORTS. All material returns, reports and statements that the LIN-Texas is currently required to file with any federal, state or local government authorities have been filed.

         3.13 PERSONNEL. Except (a) for oral employment contracts terminable at will or (b) those described in SCHEDULE 3.13 attached hereto, LIN-Texas has no written or oral contract of employment with any employee of the LIN-Texas employed in connection with the Station's Business (collectively, the "Employees"). Except as disclosed on SCHEDULE 3.13, LIN-Texas is not a party to or subject to any collective bargaining agreements with respect to the Station, and no labor union or other collective bargaining unit represents or, to LIN-Texas's knowledge, claims to represent any of the employees of the Station. LIN-Texas has made available to Holdings copies of all employee handbooks and employee rules and regulations, if any. Except as described on SCHEDULE 3.13, LIN-Texas maintains no Employee Plans for the benefit of its Employees.

         3.14 CLAIMS AND LEGAL ACTIONS. Except as disclosed on SCHEDULE 3.14 and for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to LIN-Texas, as of the date hereof, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of LIN-Texas threatened, against LIN-Texas, the Assets, or the Station's Business which would be reasonably expected, in any material, adverse respect, to (a) impair or hinder the ability of LIN-Texas to perform its obligation under this Agreement or (b) affect the Station's Business.

         3.15 COMPLIANCE WITH LAWS. LIN-Texas is in compliance in all material respects with the Licenses and all federal, state and local laws, rules, regulations and ordinances applicable or relating to LIN-Texas's operations with respect to the Station, except for any noncompliance by LIN-Texas that would not have a material adverse effect on the Station's business.

         3.16 CONDUCT OF BUSINESS IN ORDINARY COURSE. Except as set forth on
SCHEDULE 3.16, from May 31, 1998, through the date of this Agreement, LIN-Texas's operations with respect to the Station have been in the ordinary course and LIN-Texas has not (a) made any material increase in compensation payable or to become payable to any of the Employees of LIN-Texas other than in the ordinary course of business or any material change in personnel policies, insurance benefits or other compensation arrangements affecting the Employees of LIN-Texas, (b) made any sale, assignment, lease or other transfer of any of LIN-Texas's properties other than obsolete assets no longer usable in the operation of the Station or other assets sold or disposed of in the normal course of business with suitable replacements being obtained therefor, (c) incurred material loss of, or material injury to, any of the Assets or waived any rights of substantial value, (d) mortgaged, pledged or subjected to any Lien any of its Assets, other than Permitted Liens, (e) made any material change in any method of accounting or accounting practice, (f) incurred any liability except in the ordinary course of business or as expressly permitted elsewhere in this Agreement, (g) entered into any transaction other than in the ordinary course of business, (h) conducted the business of the Station in any manner inconsistent in any material respect with its past practices, (i) given any promise, assurance or guaranty of the payment, discharge or fulfillment of any obligation of any other Person, or (j) transferred to any Affiliate of LIN-Texas any right, property or interest which is necessary or useful in the operation of the Station's Business.

         3.17 ENVIRONMENTAL MATTER.

            (a) LIN-Texas has supplied to Holdings a copy of the report for each environmental inspection or audit, if any, that LIN-Texas has caused to be conducted with respect to any of the Assets as listed on SCHEDULE 3.17.

            (b) (i) Except as disclosed on SCHEDULE 3.17, to LIN-Texas's knowledge, no Hazardous Substances are located on or under the Real Property affecting any natural resources therein the remediation of which is required under any Applicable Environmental Law.

                (ii) Except as set forth in SCHEDULE 3.17, there are, to LIN-Texas's knowledge, no underground storage tanks on the Real Property, and any removal by LIN-Texas of any underground storage tanks which existed on the Real Property was pursuant to and in compliance with the Applicable Environmental Laws, except for any noncompliance that would not have a material adverse effect on the Station's Business.

                (iii) Except as set forth on SCHEDULE 3.17, to LIN-Texas's knowledge the improvements owned or used by LIN-Texas on the Real Property do not contain any asbestos that would constitute a violation of, or noncompliance with, any Applicable Environmental Law except for any violation or noncompliance that would not have a material adverse effect on the Station's Business. To LIN-Texas's knowledge, the equipment owned or used by LIN-Texas on the Real Property does not contain any polychlorinated biphenyls that would constitute a violation of or noncompliance with any Applicable Environmental Law, except for any violation or noncompliance that would not have a material adverse effect on the Station's Business.

                (iv) Except as set forth on SCHEDULE 3.17, there are no agreements, consent orders, decrees, judgments, license or permit conditions, or other directives of Governmental Authorities directed to LIN-Texas that are based on or arise out of Applicable Environmental Laws and relate to the future use of the Assets or the Station's Business or that require any material change in the present condition of the Assets or the Station's Business.

                (v) To LIN-Texas's knowledge, LIN-Texas has given to pertinent Governmental Authorities all notices required pursuant to Applicable Environmental Laws in connection with the Station's Business. Except as listed on SCHEDULE 3.17, LIN-Texas has not prior to the date hereof received any order or notice of violation or noncompliance from, or been the subject of any regulatory audit or investigation (other than any periodic investigation or inspection of a routine nature) by, any Governmental Authority in connection with LIN-Texas's operations with respect to the Station.

                (vi) To LIN-Texas's knowledge, no consent or approval is needed from any Governmental Authority under any Applicable Environmental Laws for the transfer of the Assets from LIN-Texas to Holdings. To LIN-Texas's knowledge, neither the execution of this Agreement nor the closing of the transactions contemplated hereby will violate any Applicable Environmental Laws in any material respect.

         3.18 BROKERS. Except for the fees payable to MEDIA VENTURE PARTNERS, which fees shall be paid by LIN-Texas, neither LIN-Texas nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in SCHEDULE 3.19, LIN-Texas is not a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the Station's Business, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any Affiliate of LIN-Texas, or any officer, director, employee, proprietor, partner or shareholder of LIN-Texas and no such Person has any interest in or right to any of the Assets.

         3.20 ASSETS. Except for the Excluded Assets, the Assets include all of the assets or property necessary for the lawful conduct of the Station's Business as performed at present by the LIN-Texas.

         3.21 OWNERSHIP OF ASSETS. As of the Closing Date, LIN-Texas will own or lease all assets or their replacements used in or for the operation of the Station in the manner operated by LIN-Texas on the date hereof.

         3.22 FOREIGN PERSON. LIN-Texas is not a "foreign person" or a "foreign corporation" as such terms are defined in Section 1445 of the Code.

         3.23 SECURITIES LAW MATTERS. LIN-Texas is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). LIN-Texas is acquiring the Membership Interests for its own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act or any other applicable securities law, and LIN-Texas does not have any present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, of fractionalization.


SECTION 4.  REPRESENTATIONS AND WARRANTIES OF HOLDINGS

         Prior to the Closing, Holdings, its subsidiaries, and certain of their Affiliates intend (subject to the receipt of all requisite third party consents) to effect the transactions and restructurings described on EXHIBIT F hereto (the "Additional Transactions"). Except where expressly stated to be as of the date hereof, the following representations and warranties shall apply to the currently existing assets, rights, liabilities and other interests of Holdings and its subsidiaries, as well as to the assets, rights, liabilities and other interests to be obtained by Holdings and its subsidiaries pursuant to the Additional Transactions. Without limiting the generality of the foregoing, except where the context may otherwise require, for the purposes of this Section 4 the term "subsidiaries" shall include each corporation, partnership, joint venture or other entity which will be a subsidiary of Holdings immediately after giving effect to the Additional Transactions.

            Subject to the foregoing, to induce LIN-Texas to sell the Assets to Holdings, Holdings represents and warrants to LIN-Texas as follows:

         4.1 ORGANIZATION, STANDING AND AUTHORITY. Holdings is a Texas limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and, on the Closing Date, will be duly qualified to conduct business in each jurisdiction in which such qualification is necessary for Holdings to own the Assets and perform LIN-Texas's operations with respect to the Station. Holdings has the requisite power and authority to (a) execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms and (b) own the Assets.

         4.2 COMPANY DOCUMENTS. The Articles of Organization and the Limited Liability Company Regulations of Holdings as currently in effect are in the form previously provided to LIN-Texas.

         4.3 CAPITALIZATION.

            (a) Upon consummation of the transactions contemplated by this Agreement and the Additional Transactions, the authorized units of beneficial interest of Holdings shall consist of 300,000,000 units designated Class A Units ("Class A Units"), of which 48,939,538 units will be issued and outstanding, 175,000,000 units designated Class B Units ("Class B Units"), of which 152,731,428 units will be issued and outstanding, and 10,000,000 Preferred Units ("Preferred Units"), of which 1,000,000 units will have been designated Series A Preferred Units, none of which are issued and outstanding and 500,000 of which have been reserved for issuance pursuant to this Agreement. The rights, privileges and preferences of the Series A Preferred Units are as stated in the LLC Regulations attached hereto as EXHIBIT D. Upon consummation of the Additional Transactions, the Company will have issued and outstanding warrants to purchase, in the aggregate, 2,149,639 Class A Units.

            (b) Each unit of beneficial interest of Holdings outstanding on the date hereof is, and each unit of beneficial interest of Holdings which will be outstanding immediately following consummation of the transactions contemplated by this Agreement and the Additional Transactions will be, duly authorized and validly issued and free of any preemptive rights and, to Holdings's knowledge, was not, and will not be, issued in violation of any federal or state securities laws. Except as set forth on SCHEDULE 4.3 and except as set forth in paragraph
(a) above or as contemplated by this Agreement or the Additional Transactions as of the date hereof there are no, and immediately following consummation of the transactions contemplated by this Agreement and the Additional Transactions there will be no, outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type obligating Holdings to issue any additional units of beneficial interest or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any units of beneficial interest of Holdings.

            (c) Except as provided in the LLC Regulations and the Members Agreement there are no agreements among the members of Holdings with respect to the voting or transfer of the units of beneficial interest of Holdings.

         4.4 VALID ISSUANCE OF MEMBERSHIP INTERESTS.

            (a) The Membership Interests, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, (i) will be duly authorized and validly issued, (ii) except as set forth in the Members Agreement, will be free from any Liens and (iii) will be issued (and will have been offered) in compliance with all applicable federal and state securities laws. The Class A Units have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the LLC Regulations,
(i) will be duly authorized and validly issued, (ii) except as set forth in the Members Agreement will be free of any Liens and (iii) will be issued in compliance with all applicable federal and state securities laws as presently in effect. Upon consummation of the transactions contemplated hereby, LIN-Texas will be duly admitted as a member of Holdings and will have all of the rights as a member under the Texas Limited Liability Company Act, as amended, and the LLC Regulations.

            (b) The outstanding Class A Units and Class B Units are all duly authorized and validly issued, and were issued in compliance with all applicable federal and state securities laws.

         4.5 SUBSIDIARIES OF HOLDINGS FOLLOWING THE ADDITIONAL TRANSACTIONS.
SCHEDULE 4.5(a) sets forth on the date on which the Additional Transactions shall have been consummated, (i) the name of each subsidiary of Holdings and
(ii) the capitalization of the foregoing and the percentage of equity or other ownership interests therein to be held by Holdings or by any of its subsidiaries.

         4.6 AUTHORIZATION AND BINDING OBLIGATION. The execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, by Holdings have been duly and validly authorized by all necessary action on the part of Holdings. This Agreement has been duly executed and delivered by Holdings and constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.7 ABSENCE OF CONFLICTING AGREEMENTS AND REQUIRED CONSENTS. Except for applicable requirements of the HSR Act and subject to the receipt of the MLB and NHL Approvals (as defined in Section 6.6 hereof) the execution, delivery and performance by Holdings of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the Articles of Organization of Holdings or the LLC Regulations, or other applicable organizational and governing documents of Holdings or any subsidiary of Holdings; (c) will not conflict in any material respect with, result in a material breach of, or constitute a material default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any Governmental Authority applicable to Holdings or any subsidiary of Holdings or any material contract or agreement to which Holdings or any subsidiary of Holdings is a party or by which Holdings or any subsidiary of Holdings may be bound.

         4.8 HOLDINGS QUALIFICATIONS. Holdings is legally, financially and otherwise qualified to acquire, own and operate LIN-Texas's Assets with respect to the Station under all applicable federal, state, and local laws, rules and regulations, including the Communications Act, and the rules, regulations and policies of the FCC.

         4.9 LITIGATION.

            (a) Except as set forth in SCHEDULE 4.9, there is no action, suit or proceeding or investigation pending, or, to Holdings's knowledge, threatened against Holdings or any of its subsidiaries, at law or in equity, in any court or before or by any Governmental Authority that could have a material adverse effect on the business, assets or properties of Holdings and its subsidiaries taken as a whole.

            (b) Neither Holdings or any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding.

         4.10 TITLE TO PROPERTIES. Holdings and each of its subsidiaries has good and marketable title to all of its respective properties and assets owned by it, free and clear of all Liens, except for Permitted Liens and Liens set forth on SCHEDULE 4.10 hereto. Holdings and its subsidiaries enjoys peaceful and undisturbed possession under all leases and subleases necessary in any material respect for the operation of its respective properties and businesses.

         4.11 INTELLECTUAL PROPERTY. All patents, trademarks, service marks, trade names, licenses, franchises or other rights used by Holdings and each of its subsidiaries in the conduct of their business and operations (the "Holdings Intellectual Property") are either owned by Holdings or such subsidiary or licensed by Holdings or such subsidiary from a third party pursuant to a valid and enforceable written agreement, and such Holdings Intellectual Property is free and clear of all Liens except Permitted Liens and Liens set forth on
SCHEDULE 4.11. There are no pending, or to the knowledge of Holdings, threatened material actions affecting the Holdings Intellectual Property except as set forth on SCHEDULE 4.9. Except as set forth on SCHEDULE 4.11, to the knowledge of Holdings, there are no conflicts with or infringements of any Holdings Intellectual Property by any third party and, to the knowledge of Holdings, none of the Holdings Intellectual Property conflicts with or infringes upon any proprietary right of any third party.

         4.12 MATERIAL AGREEMENTS.

            (a) Except as described on SCHEDULE 4.12 (such items listed therein referred to herein as "Holdings Contracts") and except for contracts which can be cancelled on 90 days or less notice without penalty, neither Holdings nor any of its subsidiaries is a party to any:

                (i) contract for the future purchase or sale of, or payment for, supplies or products, or for the performance of services involving in any one case more than $125,000 in value;

                (ii) contract under which Holdings or any of its subsidiaries is either lessor or lessee of real property or contract under which Holdings or any of its subsidiaries is either lessor or lessee of personal property providing for annual payments of $125,000 or more;

                (iii) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

                (iv) contract for any capital expenditure or leasehold improvement involving more than $125,000 in value;

                (v) contract limiting or restraining Holdings, any of its subsidiaries or any successor thereto from engaging or competing in any manner or in any business;

                (vi) advertising, distribution, dealer, representative or sales agency contract involving more than $125,000 in value;

                (vii) any contract granting to any person a power of attorney with respect to Holdings, its subsidiaries or their respective business;

                (viii) excluding contracts with players, employment, consulting, severance, or other similar contract with any present or former employee, director, agent, consultant, or similar representative providing for annual payments in excess of $100,000, excluding commissions;

                (ix) contract relating to or involving the barter or exchange of goods, services, equipment, or other assets involving more than $125,000 in value;

                (x) collective bargaining agreement with any labor union.

                (xi) contract relating to cleanup, abatement or other environmental actions;

                (xii) contract (other than employment and related contracts required to be disclosed pursuant to clause (viii) above) with any officer or director of Holdings or any of its subsidiaries, or contract with any Affiliate of Holdings;

                (xiii) contract which relates in whole or in part to any Holdings Intellectual Property involving more than $125,000 in value;

                (xiv) licensing, rights, sponsorship or other similar contract involving more than $125,000 in value; or

                (xv) material contract not made in the ordinary course of business.

            (b) No party to any Holdings Contract has given Holdings written notice of or made a claim with respect to any breach or default under any such Holdings Contract the consequences of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of Holdings and its subsidiaries taken as a whole. Each of the Holdings Contracts is valid, binding and enforceable, to the best of Holdings's knowledge, against the other parties thereto, in accordance with its terms, and is in full force and effect. Holdings and its subsidiaries and, to the best of Holdings's knowledge, each of the other parties thereto, has performed all material obligations required to be performed by it to date under, and is not in default in respect of, any of the Holdings Contracts and, to the best of Holdings's knowledge, no event exists which, with notice or lapse of time, or both, would constitute such a default, other than where failure to perform such obligations or such default would not reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of Holdings and its subsidiaries taken as a whole.

         4.13 COMPLIANCE WITH LAWS.

            (a) Holdings and each of its subsidiaries is in compliance in all material respects with all federal, state and local laws, rules, regulations and ordinances applicable or relating to the conduct and operation of Holdings's and each of its subsidiaries' business, except for any noncompliance by Holdings and its subsidiaries that would not have a material adverse effect on Holdings and its subsidiaries taken as a whole.

            (b) With respect to the operation of its business, Holdings and each of its subsidiaries possesses and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required under all applicable laws, rules and regulations, all of which are in full force and effect, and the business has been conducted and is now being conducted in compliance with all applicable laws, rules, regulations, judgments and orders of the United States, its states, counties municipalities and agencies and any other jurisdiction, including laws, rules and regulations relating to pollution and environmental control, equal employment opportunity, health and safety, insurance and zoning, except for such noncompliance which, individually or in the aggregate would not reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of Holdings and its subsidiaries taken as a whole.

         4.14 TAXES. Holdings and each of its subsidiaries has filed all Tax Returns with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and all Taxes shown on such Tax Returns have been properly accrued or paid to the extent such Taxes have become due.

         4.15 EMPLOYEE BENEFIT PLANS.

            (a) No "employee benefit plans," as defined by Section 3(3) of ERISA, or other bonus or other incentive compensation, stock option, stock purchase, stock appreciation, deferred compensation, salary continuation, severance, disability, section 125 cafeteria, company car, club membership or education assistance plan, policy or arrangement to which Holdings or any of its subsidiaries has any obligation or liability, contingent or otherwise (the "Holdings Employee Plans") constitutes a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA.

            (b) Each Holdings Employee Plan intended to qualify under Section 401 of the Code does so qualify, and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code. For each of the last six years, each Holdings Employee Plan and Holdings and its subsidiaries have complied with applicable laws, and Holdings and its subsidiaries do not have any liability (contingent or otherwise) on account of a nonexempt "prohibited transaction" within the meaning of Section 406 of ERISA or
Section 4975 of the Code.

            (c) All contributions required by law or by the terms of any Holdings Employee Plan to have been made under such Holdings Employee Plan by Holdings or any of its subsidiaries have been timely made (without regard to any waivers granted under Section 412 of the Code). Holdings has no knowledge whether all contributions required by law or by the terms of any Holdings Employee Plan have been timely made by any other party.

            (d) None of the Holdings Employee Plans subject to Title IV of ERISA has been terminated or within the preceding twelve months had a reportable event (as defined in Section 4403 of ERISA and for which the 30-day notice requirement has not been waived by the regulations thereunder) occur.

         4.16 LABOR AGREEMENTS AND ACTIONS.

            (a) None of Holdings or any of its subsidiaries is a party to or bound by any collective bargaining or other labor agreement except as set forth on SCHEDULE 4.16.

            (b) Except as disclosed on Schedule 4.16, none of Holdings or any of its subsidiaries has agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their employees.

            (c) Holdings and each of its subsidiaries, (i) is and has been in Compliance for the past five years with all applicable laws regarding employment and employment practices, including without limitation, laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers' compensation and is not engaged in any unfair labor practices, except where the failure to so comply could not reasonably be expected to have a material adverse effect with respect to Holdings, (ii) has no unfair labor practice charges or complaints pending or threatened against it before the National Labor Relations Board, (iii) has no grievances pending or threatened against it, and (iv) has no charges pending before the Equal Employment Opportunity Commission of any state or local agency responsible for the prevention of unlawful employment practices.

         4.17 NOT AN INVESTMENT COMPANY. Holdings is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.18 SOLVENCY. As of and at the Closing, upon consummation of the transactions contemplated by this Agreement, Holdings:

            (a) is and will be able to pay its debts as they become due;

            (b) owns and will own property whose fair saleable value is greater than the amount required to pay its debts (including a reasonable estimate of the amounts of all contingent liabilities);

            (c) has and will have adequate capital to carry on its business;

            (d) is making no transfer of property and is incurring no obligations in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any of the present or future creditors of Holdings.


SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 GENERALLY.

            (A) During the period commencing on the Agreement Date and ending on the earlier of the Closing Date or the termination of this Agreement, LIN-Texas shall operate the Station's Business in all material respects in the ordinary course of business (except where such conduct would conflict with the following covenants or with LIN-Texas's other obligations under this Agreement). LIN-Texas shall maintain and repair facilities and equipment related to LIN-Texas's operations with respect to the Station, maintain its present inventory of supplies, parts and other materials and keep books of account, records, and files, in each case in the ordinary course of business consistent with past practice to the extent commercially reasonable. LIN-Texas shall continue its operations at the Station in accordance with applicable licenses in all material respects and in compliance in all material respects with all applicable laws, rules and regulations. Holdings and LIN-Texas agree that any and all actions taken by or on behalf of LIN-Texas (including any failure to act) under the Sub-Programming Agreement shall be deemed to satisfy in full LIN-Texas's obligations under this
Section 5.1(a).

            (b) Prior to the Closing Date, except as otherwise permitted by any provision of this Section or except to the extent such activities are within the control of SSTI pursuant to the Sub-Programming Agreement, LIN-Texas shall not, without the prior written consent of Holdings, which shall not be unreasonably withheld:

                (i) except in the ordinary course of business, (A) enter into, renew, renegotiate, modify or amend any time sales contracts or production contracts except for those that may be canceled on not more than ninety (90) days' notice with respect to the Station or (B) incur any receivables;

                (ii) except with respect to the implementation of digital broadcasting, make any material change in the Station's buildings, leasehold improvements, or fixtures that is not in the ordinary course of business, except when such change is necessary to maintain or continue the transmission of the Station's signal at substantially the same power and strength and interference level as transmitted on the date hereof;

                (iii) except for contracts that LIN-Texas is willing to designate (and Holdings is willing to agree to designate) as Excluded Contracts or otherwise in the ordinary course of business, enter into, renew, amend or modify any contract, lease, license or other agreement unless any such document
(A) requires the payment by or on behalf of the Station of consideration consisting of no more than Ten Thousand Dollars ($10,000) annually or (B) will be subject to termination on ninety (90)-days notice or (C) will be fully performed and satisfied on or prior to the first anniversary of its execution;

                (iv) assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used in the Station's Business or in connection with the acquisition of replacement property of equivalent kind and use;

                (v) collect the accounts receivable in a manner inconsistent with past practices; or

                (vi) except as required by law or existing contract, in which case such agreements and contracts shall be assumed by Holdings and treated as Assumed Liabilities hereunder, (A) hire any employee except in the ordinary course of business, (B) enter into, renew, amend or modify any contract of employment, collective bargaining agreement or other labor contract except in the ordinary course of business or (C) permit any increases in the compensation of any of the employees of any Station except in the ordinary course of business; provided, however, that LIN-Texas may pay bonuses to any of its employees so long as such bonuses do not create binding obligations upon Holdings after the Closing Date.

            (c) Whenever, pursuant to subsections (b)(i) through (vi) above, LIN-Texas shall request the consent of Holdings, the request shall be sent in writing via facsimile to Holdings in accordance with Section 11.3. Unless Holdings gives or denies its written consent by the end of the second Business Day after the request for consent is transmitted to Holdings, Holdings's written consent will be presumed to have been given as of that deadline.

         5.2 ENCUMBRANCES. LIN-Texas shall not create, assume or permit to exist any Liens upon any of the Assets except for Permitted Liens and Liens that will be discharged prior to or on the Closing Date.

         5.3 ACCESS TO INFORMATION. LIN-Texas shall give Holdings and its employees and other authorized representatives, during normal business hours and with reasonable prior notice, access to the Assets and to all other books, records, and documents of LIN-Texas relating to the Station for the purpose of audit and inspection, and will furnish or cause to be furnished to Holdings or its authorized representatives, upon reasonable notice, all information with respect to the Station's Business that Holdings may reasonably request.

         5.4 INSURANCE. LIN-Texas shall maintain the existing insurance policies on the Assets or other policies providing substantially similar coverages until the Closing Date.

         5.5 FINANCIAL INFORMATION. LIN-Texas shall furnish Holdings within thirty (30) days after the end of each month ending between the date of this Agreement and the Closing Date an unaudited statement of income and expense for such month and such other financial information prepared by LIN-Texas, as Holdings may reasonably request.

         5.6 UPDATED SCHEDULES. LIN-Texas shall promptly disclose in writing to Holdings, and Holdings shall promptly disclose in writing to LIN-Texas, any information contained in its respective representations and warranties or any of the Schedules hereto which, because of an event occurring after the Agreement Date, is incomplete or is no longer correct as of all times after the Agreement Date and until the Closing Date. Any such disclosure shall be in the form of an updated Schedule, marked to reflect the new or amended information. In the event that LIN-Texas or Holdings makes any such disclosure prior to the Closing and the Closing occurs, such disclosure shall be deemed to amend and supplement the representations and warranties and the applicable Schedule hereto, and in such event neither Holdings nor LIN-Texas, as the case may be, shall have the right to be indemnified for any matter contained in such disclosure. Nothing contained in this Section 5.6 shall be construed as changing any party's right to terminate this Agreement as provided in Section 9. Notwithstanding the foregoing or anything to the contrary contained herein, from the Agreement Date through the Closing Date, Holdings and its subsidiaries (including, for the purposes hereof, persons which will become subsidiaries immediately after giving effect to the Additional Transactions) (i) shall be entitled to enter into (A) contracts and agreements in the ordinary course of business consistent with past practice and (B) all contracts ancillary to effecting the Additional Transactions in a manner consistent with Exhibit hereto, in each case regardless of whether or not such contracts would otherwise be required to be disclosed pursuant to Section 4.13 or any other representation or warranty of Holdings contained in Section 4, (ii) shall notify LIN-Texas of such contracts at any time prior to the Closing Date (but in any event no later than five business days prior to the Closing Date) and (iii) provided such contract was entered into in accordance with this sentence, such notice shall operate to cure (for all purposes, including for the purposes of the indemnification provisions hereof) any breach of the applicable representations and warranties made herein or any schedule referred to herein or attached hereto that otherwise would have been caused by the execution of such Contracts absent the application of this sentence.

         5.7 NOTICE OF CERTAIN MATTERS. LIN-Texas shall give prompt written notice to Holdings and Holdings shall give prompt written notice to LIN-Texas, of any failure of LIN-Texas or Holdings, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.8 NOTICE OF PROCEEDINGS. LIN-Texas and Holdings shall promptly notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or the transactions contemplated hereby. LIN-Texas and Holdings will each use commercially reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against it so as to permit the prompt consummation of the transactions contemplated hereby. LIN-Texas shall notify Holdings promptly of any material action filed or threatened against the Station or relating to the Station's Business or the Assets.


SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

         6.1 HSR ACT FILING. LIN-Texas and Holdings agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, that are required in connection with the transactions contemplated hereby under the HSR Act within ten (10) Business Days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents that may be reasonably required in connection with such filings; (d) promptly following the Filing of a Notification and Report Form under the HSR Act, request an early termination of the statutory filing period required to elapse after such filing; (e) promptly file, after any request by the FTC or DOJ and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; (f) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relate to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ; and (g) subject to the immediately following sentence, enter into reasonable stipulations, consent orders, or other agreements reasonably requested by the FTC or DOJ to ensure approval of the transaction. Notwithstanding the foregoing to the contrary, neither Holdings nor LIN-Texas shall be required hereunder to appeal any injunction, to divest any of its assets or to take any other specific step which in its sole judgement would not be in its best interest under the circumstances.

         6.2 CONFIDENTIALITY.

            (a) Each party will not use or disclose to third parties (except as may be necessary for the consummation of the transactions contemplated hereby, or as required by law, and then only with prior notice to the other party hereto) this Agreement or any information received from the other party hereto or their agents in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that each party may disclose such information to such party's officers, directors, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information. Nothing shall be deemed to be confidential information that: (i) is already in such party's possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party hereto or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by such party or such party's officers, directors, employees, lenders, advisors, attorneys or accountants, or (iii) becomes available to such party on a nonconfidential basis from a source other than another party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party hereto or another party, or (iv) is developed independently by either party without resort to the confidential information of the other party. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all information, including all documents, work papers and other written confidential material, obtained by such party from the other party in connection with the transactions contemplated by this Agreement. The covenant contained in this Section 6.4(a) shall survive for a period of five (5) years from the earlier of the Closing Date or the date in which this Agreement is terminated pursuant to Section 9.

            (b) No party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which shall not be withheld unreasonably; provided, however, that nothing contained in this Agreement shall prevent any party, after notification to the other party, from making any filings with governmental authorities that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         6.3 COOPERATION. Holdings and LIN-Texas shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and

Holdings and LIN-Texas shall execute such other documents as may be necessary or desirable to obtain such Consents or to implement and consummate this Agreement, and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations under this Agreement. LIN-Texas and Holdings shall each diligently make, and cooperate with the other in making, all commercially reasonable efforts to obtain or cause to be obtained prior to the Closing Date (a) all Consents without any change in the terms or conditions of any Assumed Contract or License that could reasonably be expected to be materially less advantageous to Holdings than those pertaining under the Assumed Contract or License as in effect on the date of this Agreement and (b) estoppel certificates, in customary form reasonably satisfactory to Holdings and LIN-Texas, relating to the Real Property leased to LIN-Texas. Holdings agrees to use all commercially reasonable efforts to assist LIN-Texas in obtaining such Consents and such estoppel certificates, and to take all commercially reasonable actions necessary or desirable to obtain such Consents and such estoppel certificates, including without limitation, executing such assumption instruments and other documents as may be required in connection with obtaining the Consents and the estoppel certificates. LIN-Texas will cooperate with Holdings in Holdings's efforts to obtain title policies relating to the Real Property.

         6.4 MLB AND NHL APPROVAL.

            (a) As promptly as practicable following the date hereof (but not in any event prior to the initial public announcement of the execution of this Agreement), Holdings and, if applicable, LIN-Texas, shall apply to Major League Baseball ("MLB"), the National Association of Professional Leagues, Inc. ("National Association"), the Office of the Commissioner of Baseball, the National Hockey League ("NHL") and to such other governing bodies as may be necessary, for approval of the transactions contemplated by this Agreement (including approval of LIN-Texas to own the Membership Interests in accordance with and pursuant to the requirements of MLB, the Office of the Commissioner of Baseball, the National Association, the NHL, the applicable provisions of the Constitution of the American League and any other applicable governing documents or policies of such governing bodies) (the "MLB and NHL Approvals"). LIN-Texas recognizes that such approval is within the sole discretion of MLB, the National Association and NHL. LIN-Texas shall fully cooperate with Holdings in all reasonable respects in seeking the MLB and NHL Approvals and shall furnish to Holdings all such information in its possession as may be necessary for the completion of the filings, reports or notifications to be filed with such governing bodies. Holdings shall fully cooperate with LIN-Texas and its respective partners in all respects in seeking the MLB and NHL Approvals, including but not limited to, the prompt filing of all documents and information reasonably required of Holdings by MLB, the Office of the Commissioner of Baseball, the National Association, and NHL in connection therewith. Without limiting the generality of the foregoing, Holdings and LIN-Texas shall, and LIN-Texas shall use its reasonable best efforts to cause its partners to, use their respective reasonable best efforts to obtain the MLB and NHL Approvals. All reasonable fees, costs and expense incurred by LIN-Texas in connection with seeking and obtaining the MLB and NHL Approvals shall be paid by Holdings within a reasonable time following LIN-Texas's request therefor.

            (b) Without limiting the generality of the foregoing, as promptly as practicable following the date hereof, Holdings shall provide to LIN-Texas, and LIN-Texas shall deliver to each of its partners, all necessary reports, applications, questionnaires and other materials required to be submitted by such partners in order to obtain the MLB and NHL Approvals (collectively, the "MLB and NHL Approval Documentation"). LIN-Texas shall use its reasonable best efforts to cause such partners to properly complete and return to Holdings, as applicable, all such MLB and NHL Approval Documentation within the time period specified therein, and Holdings shall as promptly as practicable thereafter provide such MLB and NHL Approval Documentation to MLB, the Commissioner of Baseball, the National Association, NHL and such other governing bodies included therein. Each such partner shall be required to covenant, among other requirements, that all information contained in documents or statements provided by or on behalf of them to MLB, the Office of the Commissioner of Baseball, the National Association or NHL shall be true, complete and correct in all material respects and shall not contain any untrue or misleading information.

         6.5 ACCESS TO BOOKS AND RECORDS. LIN-Texas shall provide Holdings access and the right to copy for a period of seven (7) years from the Closing Date any books and records relating to the Assets but not included in the Assets. Holdings shall provide LIN-Texas access and the right to copy for a period of seven (7) years after the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.6 CURE. For all purposes under this Agreement, the existence or occurrence of any event or circumstance that constitutes or causes a breach of a representation or warranty of LIN-Texas (including under the information disclosed in the Schedules hereto) on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured in all material respects on or prior to the Closing Date.

         6.7 ENVIRONMENTAL REPORTS.

            (a) Holdings, at its election and cost, may obtain any Phase I environmental report for, as determined by Holdings, each owned site and for each tower, office and studio site included in the Real Property. To the extent Holdings so elects, Holdings shall use commercially reasonable efforts to obtain, and LIN-Texas shall cooperate with Holdings in obtaining, at Holdings's expense, as soon as is reasonably practicable after the Agreement Date (which Holdings shall use its commercially reasonable efforts to be within forty-five
(45) days) such Phase I environmental reports. If the Phase I environmental report shows any potential environmental liability, Holdings shall use reasonable efforts to obtain, and LIN-Texas shall and will cooperate with Holdings in obtaining, at Holdings's expense, as soon as is reasonably practicable after such potential environmental liability becomes known to Holdings, a Phase II environmental report for each such parcel of Real Property owned or leased by LIN-Texas with any potential environmental liability. The Phase I and Phase II environmental reports are hereinafter referred to as the "Assessments."

            (b) Copies of each Assessment shall be delivered to LIN-Texas by Holdings promptly after receipt by Holdings. LIN-Texas and Holdings agree that the results of any Assessment carried out pursuant to this Section shall not be disclosed to any third party, unless such disclosure is required by law; provided, however, that each party may disclose such information to such party's officers, directors, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information.

            (c) If any Assessment reveals any reasonable potential of liability under any Applicable Environmental Laws ("Environmental Noncompliance"), Holdings shall be responsible for up to the first $50,000 of the costs of remediation, and LIN-Texas shall be responsible for the costs of remediation in excess of the first $50,000, but not to exceed a total of $50,000. If the cost of such remediation exceeds $100,000 in the aggregate for all parcels subject to this Section 6.7, then either Holdings or LIN-Texas may terminate this Agreement as provided for in Sections 9.1 and 9.2; provided, however, notwithstanding the foregoing, to the extent such remediation costs exceed $100,000 (i) LIN-Texas may elect to pay such remediation costs in excess of $100,000 and shall make arrangements reasonably satisfactory to Holdings to pay such excess costs, and in such event Holdings may not terminate this Agreement as a result of such remediation costs exceeding $100,000; or (ii) Holdings may elect to pay such remediation costs in excess of $100,000 and in such event LIN-Texas may not terminate this Agreement as a result of such environmental costs exceeding $100,000. If the Closing is not consummated hereunder, neither party shall have any obligation to remediate hereunder.

            (d) If the cost of such remediation does not exceed $50,000, then notwithstanding any provision of this Agreement to the contrary, Holdings shall have no claim against LIN-Texas for the cost of such remediation.

         6.8 EMPLOYEES. The parties hereto agree that they will cooperate and use all commercially reasonable efforts to cause Employees of the LIN-Texas with respect to the Station's Business to physically report to work on the Closing Date or as soon thereafter as is practicable. Holdings shall offer employment as of the Closing Date to each individual who is an Employee of the LIN-Texas with respect to the Station's Business immediately prior to the Closing Date and physically reports to work on the Closing Date or, if absent from work on the Closing Date solely by reason of vacation or regularly scheduled non-working days, on the day immediately following such vacation or days off. Each such Employee shall be offered employment with Holdings in a position similar to his or her position immediately prior to the Closing Date. Holdings shall also offer employment to each individual who is an Employee of the LIN-Texas immediately prior to the Closing Date but is absent from work on the Closing Date for any reason other than vacation or regularly scheduled days off. Each such Employee shall be offered employment with Holdings in a position similar to such Employee's last position with the LIN-Texas as of the date such Employee physically returns to work duty. Each Employee of the LIN-Texas who is actively at work in connection with the Station's Business as of the Closing Date or returns to active work duty with the Station's Business from an authorized leave or absence after the Closing Date shall hereinafter be referred to as a "Transferred Employee", and the first date on which such Transferred Employee is actively at work with the Station's Business on or after the Closing Date shall hereinafter be referred to as the "Transfer Date" with respect to such Transferred Employee. Notwithstanding anything to the contrary contained herein, unless otherwise provided under the terms of a written employment or collective bargaining agreement, each Transferred Employee shall be employed by Holdings on an at will basis and nothing shall prohibit Holdings from terminating such employment at any time after the Closing.

         6.9 CONTINUATION OF BENEFITS. During the twelve (12) month period after the Closing Date, Holdings shall maintain or cause to be maintained wages, compensation levels, employee pension and welfare plans for the benefit of the Transferred Employees, which in the aggregate are equal or greater than those wages, compensation levels and other benefits provided to such Transferred Employees on the date of execution of the Agreement.

         6.10 SEVERANCE ARRANGEMENTS AND EMPLOYMENT AGREEMENTS.

            (a) With respect to any Transferred Employee who is covered by a severance compensation agreement, employment agreement or other severance policy or plan separate from the standard severance policy for the Employees of LIN-Texas, Holdings shall maintain or cause to be maintained such severance compensation agreement, employment agreement or other separate policy or plan as in effect as of the Agreement Date (except as may be otherwise agreed by such Transferred Employee), and, as to all other Transferred Employees, Holdings shall maintain or cause to be maintained severance benefits at least as favorable as those provided under the standard severance policy of LIN-Texas applicable to such employees as in effect as of the Agreement Date until the first anniversary of the Closing Date.

            (b) Holdings shall honor or cause to be honored all severance agreements and employment agreements with any Transferred Employees.

         6.11 BONUS ARRANGEMENTS. Holdings shall maintain or cause to be maintained the bonus practices of LIN-Texas as applicable to Transferred Employees, as in effect on the Agreement Date, through the end of LIN-Texas's fiscal year in which the Closing occurs, with bonuses to be paid to the Transferred Employees participating thereunder at levels consistent with past practice.

         6.12 WELFARE PLANS. Holdings shall (a) waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare plan that such employees may be eligible to participate in after the Closing Date and (b) provide or cause to be provided to each Transferred Employee credit for any co-payment and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

         6.13 DEFINED CONTRIBUTION PLAN.

            (a) Prior to the Closing Date, LIN-Texas shall take or cause to be taken all actions necessary to provide that each Transferred Employee is fully (100%) vested in all amounts credited to the Transferred Employee's account under each defined contribution plan ("LIN-Texas Defined Contribution Plan") of LIN-Texas applicable to such Transferred Employee.

            (b) As soon as practicable following the Closing Date, Holdings shall adopt or designate one or more defined contribution plans (as defined in Section 3(34) of ERISA) intended to meet the requirements of Section 401(a) of the Code ("Holdings Defined Contribution Plan"), the terms of which shall be determined in the sole discretion of Holdings, subject to its obligation under
Section 6.10. To the extent permitted by ERISA and the Code, LIN-Texas shall take or cause to be taken all actions necessary to permit the distribution and rollover, or the direct transfer (under Code Section 401(a)(31)), of the account balance of each Transferred Employee under each LIN-Texas Defined Contribution Plan to a Holdings Defined Contribution Plan designated by Holdings; provided, however, that each Holdings Defined Contribution Plan designated by Holdings shall be required to accept such rollovers or transfers only to the extent that they are made in cash, and shall not be required to accept rollovers or transfers of participant loan notes, securities or other in-kind assets.

            (c) The parties hereto shall cooperate and take all actions reasonably necessary or appropriate to: (i) effectuate the rollovers and transfers described herein; (ii) at the request of Holdings, assure that for a period of up to one year following the Closing Date any participant loans taken by any Transferred Employee under any pension plans (as defined in Section 3(2) of ERISA) are not called due or deemed distributions by reason of the transactions contemplated herein or by reason of any termination or deemed termination of employment of any such Transferred Employee as a result of the transactions contemplated herein; and (iii) share information necessary to each party to effectuate the foregoing.

         6.14 DEFINED BENEFIT PLANS. Prior to the Closing Date, LIN-Texas shall take or cause to be taken all action necessary to provide that each employee of the Station's Business who participates in any defined benefit plan ("Defined Benefit Plan") (as defined in Section 3(35) of ERISA) maintained by LIN-Texas prior to the Closing Date is fully (100%) vested in all benefits accrued by such employee under each such Defined Benefit Plan as of the Closing Date.

         6.15 PAST SERVICE CREDIT. Holdings agrees that, with respect to all of the employee benefit programs and arrangements covering or otherwise benefitting any of the Transferred Employees on or after the Closing Date, service with LIN-Texas shall be included for purposes of determining any period of eligibility to participate or to vest in benefits under such programs and arrangements (but not for benefit accrual or any other purpose under such programs or arrangements).

         6.16 WARN ACT. Holdings and LIN-Texas agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the "WARN Act"), as a result of the transactions contemplated under the Agreement, and, if such notices are required, to provide such notice in a manner that is reasonably satisfactory to each of the parties hereto.

         6.17 MEMBERS AGREEMENT. Holdings and LIN-Texas shall enter into a Members Agreement, together with certain other holders of the Class A Units and Class B Units, in substantially the form attached hereto as Exhibit E (the "Members Agreement").


SECTION 7.  CONDITIONS TO OBLIGATIONS OF HOLDINGS AND LIN-TEXAS

         7.1 CONDITIONS TO OBLIGATIONS OF HOLDINGS. All obligations of Holdings at the Closing hereunder are subject at Holdings's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

            (a) All representations and warranties of LIN-Texas contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time except (i) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates, and (ii) for changes that are permitted or contemplated pursuant to this Agreement.

            (b) LIN-Texas shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            (c) All Required Consents shall have been obtained and delivered to Holdings.

            (d) The waiting period under the HSR Act shall have expired or terminated without adverse action by DOJ or the FTC to prevent the Closing and there shall not be pending any action instituted by the FTC or the DOJ under the HSR Act.

            (e) No injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits Holdings from consummating the transactions contemplated by this Agreement.

            (f) All approvals from MLB, the National Association and the NHL necessary for the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Membership Interests to LIN-Texas), and the Additional Transactions shall have been obtained.

            (g) LIN-Texas shall have made or stand willing to make all the deliveries to Holdings described in Section 8.2.

         7.2 CONDITIONS TO OBLIGATIONS OF LIN-TEXAS. All obligations of LIN-Texas at the Closing hereunder are subject at LIN-Texas's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

            (a) All representations and warranties of Holdings contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time except to the extent (i) any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates, or (ii) changes are permitted or contemplated pursuant to this Agreement.

            (b) Holdings shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            (c) The waiting period under the HSR Act shall have expired or terminated without adverse action by DOJ or the FTC to prevent the Closing and there shall not be pending any action instituted by the FTC or the DOJ under the HSR Act.

            (d) No injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits LIN-Texas from consummating the transactions contemplated by this Agreement.

            (e) Holdings and its members shall have adopted the LLC Regulations.

            (f) All approvals from MLB, the National Association and the NHL necessary for the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Membership Interests to LIN-Texas) and the Additional Transactions shall have been obtained.

            (g) The Additional Transactions shall have been consummated.

            (h) Holdings shall have made or stand willing to make all the deliveries described in Section 8.3.


SECTION 8.  CLOSING AND CLOSING DELIVERIES

         8.1 CLOSING. The Closing shall occur within five (5) business days following the satisfaction or waiver of the conditions precedent set forth in
Section 7.1 and Section 7.2, but in any event no later than June 30, 1999, and shall be held at the offices of Weil, Gotshal & Manges, LLP, 100 Crescent Ct., Suite 1300, Dallas, Texas 75214, at 9:00 a.m. local time, or at such other time and place as LIN-Texas and Holdings may mutually agree. Notwithstanding the actual time the deliveries of the parties hereto are made on the Closing Date, the parties hereto agree that the Closing shall be effective and deemed for all purposes to have occurred as of 12:01 a.m., local time, on the Closing Date.

         8.2 DELIVERIES BY LIN-TEXAS. Prior to or on the Closing Date, LIN-Texas shall deliver to Holdings the following in form and substance reasonably satisfactory to Holdings and its counsel:

            (a) Duly executed assignments and other conveyancing documents that are sufficient to convey and vest good and, in the case of owned Real Property, marketable, title to the Assets to Holdings, free and clear of all Liens, except for Permitted Liens. Such documents shall include, but shall not be limited to, the following:

                (i) Assignment and Assumption agreement in the form attached hereto as EXHIBIT B;

                (ii) limited warranty deeds (the "Deeds") in recordable form conveying fee simple title to all Real Property owned by LIN-Texas and used in the business of the Station subject to Permitted Liens and without expanding the indemnity limitations set forth in this Agreement;

                (iii) assignments of the leases for the leased Real Property;

                (iv) stock certificates representing all of LIN-Texas's shares of common stock in KXTX-Texas, with accompanying stock powers executed in blank; and

                (v) a Bill of Sale in the form attached hereto as EXHIBIT C.

            (b) A certificate, dated as of the Closing Date, executed by an officer of LIN-Texas's general partner, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b);

            (c) A certificate, dated as of the Closing Date, executed by the secretary, or any assistant secretary, of LIN-Texas's general partner, certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors and shareholders (if required) of LIN-Texas's general partner, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

            (d) Certificates of incumbency for the officers of LIN-Texas duly authorized to execute and deliver this Agreement and the agreements contemplated hereby;

            (e) A copy of any instrument evidencing any Consent received;

            (f) Any mortgage discharges or releases of liens that are necessary in order for the Assets to be free and clear of all Liens, other than the Permitted Liens;

            (g) A certificate as to the formation and good standing of LIN-Texas issued by the Secretary of State of the State of Delaware, dated not more than ten (10) days before the Closing Date, and a certificate issued by the Secretary of State of the State of Texas as to the qualification of LIN-Texas to do business in the State of Texas;

            (h) Standard documentation (including a certified copy of the partnership agreement and certain affidavits of LIN-Texas) that may be reasonably requested of LIN-Texas by Holdings in connection with Holdings obtaining title policies relating to the Real Property and any estoppel certificates that may have been obtained by LIN-Texas relating to the Real Property leased to LIN-Texas;

            (i) The Members Agreement duly executed and delivered by LIN-Texas;

            (j) The Preliminary Closing Adjustments (if applicable); and

            (k) Such other documents as may reasonably be requested by Holdings.

         8.3 DELIVERIES BY HOLDINGS. Prior to or on the Closing Date, Holdings shall deliver to LIN-Texas the following, in form and substance reasonably satisfactory to LIN-Texas and its counsel:

            (a) Duly executed certificates evidencing the Membership Interests;

            (b) A certificate, dated as of the Closing Date, executed on behalf of Holdings by an officer of Holdings certifying to the fulfillment of the conditions set forth in Sections 7.2(a) and 7.2(b);

            (c) A certificate, dated as of the Closing Date, executed by an officer of Holdings, certifying that (i) the LLC Regulations attached thereto are true, correct and complete; and (ii) the resolutions, as attached to such certificate, were duly adopted by the Managers and members (if required) of Holdings, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

            (d) Certificates of incumbency for the officers of Holdings duly authorized to execute and deliver this Agreement and the agreements contemplated hereby;

            (e) Appropriate assumption and acceptance agreements pursuant to which Holdings shall assume and undertake to perform LIN-Texas's obligations arising after Closing under the Assumed Contracts, including the Assignment and Assumption Agreement in the form attached hereto as EXHIBIT B;

            (f) The Articles of Organization of Holdings, certified by the Secretary of State of the State of Texas as of a date no more than ten (10) days before the Closing Date;

            (g) A certificate as to the existence and good standing of Holdings issued by the Secretary of State of the State of Texas, dated not more than ten
(10) days before the Closing Date, and certificates issued by the appropriate governmental authority as to the qualification of Holdings to do business in each jurisdiction in which such qualification is necessary for Holdings to own the Assets and operate the Station's Business;

            (h) The Members Agreement duly executed and delivered by Holdings and each of the parties thereto;

            (i) Documentation reasonably satisfactory to LIN-Texas evidencing the consummation of the Additional Transactions; and

            (j) Such other documents as may be reasonably requested by LIN-Texas.


SECTION 9.  TERMINATION

         9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated only as follows:

            (a) at any time by mutual written consent of LIN-Texas and Holdings;

            (b) by LIN-Texas, if LIN-Texas is not in default or breach in any material respect of its obligations under this Agreement and Holdings is in material breach of its obligations hereunder, including without limitation its obligation to enter into the Closing in accordance with Section 8.1 hereof, provided that LIN-Texas has given Holdings notice of such breach and Holdings has failed to cure said breach prior to the earlier of (i) thirty (30) days after the date of such notice and (ii) one hundred eighty (180) days after the date of this Agreement;

            (c) by Holdings, if Holdings is not in default or breach in any material respect of its obligations under this Agreement and LIN-Texas is in material breach of its obligations hereunder, including without limitation its obligation to enter into the Closing in accordance with Section 8.1 hereof, provided that Holdings has given LIN-Texas notice of such breach and LIN-Texas has failed to cure said breach prior to the earlier of (i) thirty (30) days after the date of such notice and (ii) one hundred eighty (180) days after the date of this Agreement;

            (d) by either Holdings or LIN-Texas, if the terminating party is not in default or breach in any material respect of its obligations under this Agreement, if the Closing hereunder has not taken place on or before June 30, 1999, provided, however, that if on June 30, 1999, the Closing has not occurred solely because any required notice period for Closing has not lapsed, such date shall be extended until the lapse of such period; or

            (e) by Holdings or LIN-Texas pursuant to Section 6.7.

         9.2 PROCEDURE AND EFFECT OF TERMINATION.

            (a) In the event of termination of this Agreement by either or both of Holdings and/or LIN-Texas pursuant to Section 9.1, prompt written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto, but subject to and without limiting any of the rights of the parties specified herein in the event a party is in default or breach in any material respect of its obligations under this Agreement. If this Agreement is terminated as provided herein:

                (i) None of the parties hereto nor any of their respective partners, directors, officers, shareholders, employers, agents, or Affiliates (each, a "Related Party") (including any Related Party of the general partner of the LIN-Texas) shall have any liability or further obligation to the other party or any of their respective Related Parties pursuant to this Agreement with respect to which termination has occurred, except for the obligations of LIN-Texas and Holdings (but not including LIN-Texas's or Holdings's Related Parties (or any Related Party of the general partner of the LIN-Texas)) as stated in Sections 3.18, 4.5, 6.2, 9.2(b) and 11.1 hereof; and

                (ii) All filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the agency or other person to which made.

            (B) (i) If this Agreement is terminated pursuant to Section 9.1(b) or 9.1(d), in addition to the amounts payable under Section 9.2(c) hereof, LIN-Texas shall have the right to receive the Escrow Amount as liquidated damages for and, in addition to the amounts provided under Section 9.2(c), as the exclusive remedy of LIN-Texas as a consequence of Holdings's default (which aggregate amount, together with the amount payable under Section 9.2(c) hereof, the parties agree is a reasonable estimate of the damages that will be suffered by LIN-Texas and does not constitute a penalty, the parties hereby acknowledging the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy);

                (ii) If this Agreement is terminated pursuant to Section 9.1(c), the Escrow Amount shall be returned to SSTI without limitation of any other remedies available to Holdings or SSTI;

                (iii) Escrow Amount shall be returned to SSTI and none of Holdings, SSTI or LIN-Texas shall have any recourse against the other, including any right to pursue any legal or equitable remedy for breach of contract or otherwise; and

                (iv) Without limiting the generality of the foregoing, or any applicable law, neither Holdings, on the one hand, nor LIN-Texas, on the other hand, may rely on the failure of any condition precedent set forth in Section 7 to be satisfied as a ground for termination of this Agreement by such party if such failure was caused by such party's (or parties') failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants or other obligations in accordance with the terms hereof.

            (c) Upon termination of this Agreement by any party for any reason, SSTI shall pay to LIN-Texas, within ten (10) Business Days of termination, a lump sum payment in an amount equal to the total aggregate amount paid by LIN-Texas to SSTI or its Affiliate under the Sub-Programming Agreement.

         9.3 ATTORNEYS' FEES. In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).


SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

         10.1 SURVIVAL. The representations and warranties of Holdings and LIN-Texas contained herein shall survive the Closing for a period of one (1) year after the Closing Date and shall terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty shall survive until the resolution of such claim. Holdings's obligation to pay, perform or discharge the Assumed Liabilities shall survive until such Assumed Liabilities have been paid, performed or discharged in full. Any claim for indemnification in respect of a covenant or agreement of Holdings or LIN-Texas hereunder to be performed before the Closing shall be made before the expiration of the twelve (12) month anniversary of the Closing Date. The covenants and agreements of LIN-Texas contained herein and to be performed to any extent after the Closing Date shall survive the Closing for a period of twelve (12) months after the Closing Date and shall terminate on such date and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Closing Date must be made on or before such date. The covenants and agreements of Holdings contained herein to be performed in any respect after the Closing Date shall survive the Closing Date until fully discharged and performed.

         10.2 INDEMNIFICATION BY LIN-TEXAS.

            (a) After the Closing, LIN-Texas hereby agrees to indemnify, defend and hold Holdings harmless against and with respect to, and shall reimburse Holdings for:

                (i) Any and all losses, liabilities or damages resulting from any breach of any representation or warranty made pursuant to this Agreement, or any failure by LIN-Texas to perform any covenant or obligation of LIN-Texas set forth herein or in any certificate, document or instrument prepared by LIN-Texas and delivered to Holdings hereunder;

                (ii) Any and all losses, liabilities or damages resulting from or related to the Retained Liabilities; and

                (iii) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

provided, however, that notwithstanding anything contained herein to the contrary, LIN-Texas shall not be obligated to indemnify or hold Holdings or SSTI harmless from and against any losses, liabilities or damages arising out of or in any way related to (i) any actions or failure to act by SSTI under the Sub-Programming Agreement, or (ii) a breach of any representation or warranty hereunder if SSTI had actual knowledge of the information or event giving rise to such breach and such breach relates to a transaction or event occurring after the Agreement Date.

            (b) LIN-Texas's obligation to indemnify Holdings pursuant to Section 10.2(a) shall be subject to all of the following limitations:

                (i) No indemnification shall be required to be made by LIN-Texas as the Indemnifying Party under Section 10.2(a) until the aggregate amount of damages of Holdings as Claimant exceeds $250,000 and then only with respect to the amount of such damages in excess of $250,000.

                (ii) Holdings shall be entitled to indemnification only for those damages arising with respect to any claim as to which Holdings has given the LIN-Texas written notice within the appropriate time period set forth in
Section 10.1 hereof for such claim.

                (iii) Holdings agrees that the payment of any and all claims made by Holdings for indemnification hereunder, for whatever reason, other than for claims for indemnification with respect to any Retained Liabilities, shall be limited to Five Million Dollars ($5,000,000) in the aggregate, and Holdings waives and releases, and shall have no recourse against, LIN-Texas in excess of such amount as a result of the breach of any representation, warranty, or covenant of LIN-Texas contained herein, or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of the Station; provided, however, that such cap on LIN-Texas's indemnification obligations hereunder shall not apply to claims by Holdings with respect to any Retained Liabilities.

                (iv) Following the Closing, the sole and exclusive remedy for Holdings for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operations of the Station shall be a claim for indemnification pursuant to this Section 10.

                (v) No Related Party of LIN-Texas (including any Related Party of the general partner of the LIN-Texas) shall have (A) any personal liability to Holdings as a result of the breach of any representation, warranty, covenant or agreement of LIN-Texas contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of the Station or (B) any personal obligation to indemnify Holdings for any of Holdings's claims pursuant to Section 10.2(a), and Holdings waives and releases and shall have no recourse against any of such Related Parties as a result of the breach of any representation, warranty, covenant or agreement of LIN-Texas contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of the Station.

         10.3 INDEMNIFICATION BY HOLDINGS.

            (a) After the Closing, Holdings hereby agrees to indemnify, defend and hold LIN-Texas harmless against and with respect to, and shall reimburse LIN-Texas for:

                (i) Any and all losses, liabilities or damages resulting from any breach of any representation or warranty made pursuant to this Agreement, or any failure by Holdings to perform any covenant or obligation of Holdings set forth herein or in any certificate, document or instrument delivered to LIN-Texas under this Agreement;

                (ii) Any and all losses, liabilities or damages resulting from or relating to the Assumed Liabilities;

                (iii) Any and all losses, liabilities or damages arising out of the actions or failure to act by Holdings under the Sub-Programming Agreement; and

                (iv) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

            (b) Holdings's obligation to indemnify LIN-Texas pursuant to Section 10.3(a) shall be subject to all of the following limitations:

                (i) No indemnification shall be required to be made by Holdings as the Indemnifying Party under Section 10.3(a) until the aggregate amount of damages of LIN-Texas as Claimant exceeds $250,000 and then only with respect to the amount of such damages in excess of $250,000.

                (ii) LIN-Texas shall be entitled to indemnification only for those damages arising with respect to any claim as to which LIN-Texas has given Holdings written notice within the appropriate time period set forth in Section
10.1 hereof for such claim.

                (iii) No Related Party of Holdings shall have (A) any personal liability to LIN-Texas as a result of the breach of any representation, warranty, covenant or agreement of Holdings contained herein or otherwise or (B) personal obligation to indemnify LIN-Texas for any of LIN-Texas's claims pursuant to Section 10.3(a), and LIN-Texas waives and releases and shall have no recourse against any one of such Related Parties as the result of the breach of any representation, warranty, covenant or agreement of Holdings contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of the Station.

                (iv) LIN-Texas agrees that the payment of any and all claims made by LIN-Texas for indemnification with respect to a breach of any representation or warranty by Holdings hereunder other than a breach of a representation or warranty contained in Sections 4.1, 4.3, 4.4 and 4.6 shall be limited to Five Million Dollars ($5,000,000), in the aggregate, and LIN-Texas waives and releases, and shall have no recourse against, Holdings in excess of such amount as a result of the breach by Holdings of any representation or warranty contained herein.

         10.4 PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

            (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten (10) business days after written notice of such action, suit, or proceeding was given to Claimant.

            (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable, and the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30)-day period to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms hereof. If the Claimant and the Indemnifying Party do not agree within the thirty (30)-day period, the Claimant may seek appropriate remedy at law or equity, as applicable, subject to the limitations hereof.

            (c) With respect to any claim by a third party against the Claimant, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying

Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, then the Claimant may defend through counsel of its own choosing and (so long as it gives the Indemnifying Party at least fifteen (15)-days' notice of the terms of the proposed settlement thereof and permits the Indemnifying Party to then undertake the defense thereof) settle such claim, action or suit, and to recover from the Indemnifying Party the amount of such settlement or of any judgment and the costs and expenses of such defense. The Indemnifying Party shall not compromise or settle any third party claim, action or suit without the prior written consent of the Claimant, which consent will not be unreasonably withheld or delayed.

            (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

            (e) Subject to the limitations set forth herein and without expanding the total liability of Holdings or LIN-Texas hereunder, the indemnification rights provided in Section 10.2 and Section 10.3 shall extend to the Related Parties of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such Related Parties shall be made by and through the Claimant.


SECTION 11. MISCELLANEOUS

         11.1 FEES AND EXPENSES. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives; provided, however, that (a) all transfer Taxes, recordation taxes, sales Taxes and document stamps in connection with the transactions contemplated by this Agreement shall be paid by Holdings and (b) all filing fees, and other charges levied by any Governmental Authority in connection with the transactions contemplated by this Agreement, shall be paid by Holdings and
(c) Holdings shall pay the reasonable legal fees and expenses incurred by LIN-Texas from and after March 1, 1999 that relate to either (i) the negotiation and consummation of the transactions contemplated hereunder or (ii) the Rader Lease or the Rader Lease Matter.

         11.2 BULK TRANSFER LAWS. Holdings hereby waives compliance with the provisions of any applicable bulk transfer laws.

         11.3 NOTICES. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date sent by facsimile with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

TO HOLDINGS:
                           Southwest Sports Group Holdings LLC
                           200 Crescent Court
                           Suite 1600
                           Dallas, Texas  75201
                           Attention:       Thomas O. Hicks
                           Telephone: (214) 740-7300
                           Facsimile: (214) 740-7313

with a copy to:
                           Hicks, Muse, Tate & Furst Incorporated
                           200 Crescent Court
                           Suite 1600
                           Dallas, Texas 75201
                           Attention:       Lawrence D. Stuart, Jr.
                           Telephone: (214) 740-7300
                           Facsimile: (214) 740-7313

                           and

                           Weil, Gotshal & Manges LLP
                           Suite 1300
                           100 Crescent Court
                           Dallas, Texas 75201
                           Attention:       Glenn D. West, Esq.
                           Telephone: (214) 746-7700
                           Facsimile: (214) 746-7777

TO SSTI:

                           Southwest Sports Television, Inc.
                           200 Crescent Court
                           Suite 1600
                           Dallas, Texas  75201
                           Attention:       Thomas O. Hicks
                           Telephone: (214) 740-7300
                           Facsimile: (214) 740-7313
with a copy to:
                           Hicks, Muse, Tate & Furst Incorporated
                           200 Crescent Court
                           Suite 1600
                           Dallas, Texas 75201
                           Attention:       Lawrence D. Stuart, Jr.
                           Telephone: (214) 740-7300
                           Facsimile: (214) 740-7313

                           and

                           Weil, Gotshal & Manges LLP
                           Suite 1300
                           100 Crescent Court
                           Dallas, Texas 75201
                           Attention:       Glenn D. West, Esq.
                           Telephone: (214) 746-7700
                           Facsimile: (214) 746-7777

TO LIN-TEXAS:     LIN Television of Texas, L.P.
                           c/o LIN Television Corporation
                           1 Richmond Square, Suite 230
                           Providence, Rhode Island
                           Attention:       Gary R. Chapman, President
                           Telephone:  401-454-2880
                           Facsimile:  401-454-2817

with a copy to:
                           Gregory M. Schmidt
                           Vice President, New Development
                                  and General Counsel
                           LIN Television Corporation
                           1001 G Street, N.W.
                           Washington, D.C.  20001
                           Telephone:  202-879-9355
                           Facsimile:  202-879-9397

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 BENEFIT AND BINDING EFFECT. No party hereto may assign this Agreement without the prior written consent of the other party hereto provided, however, that (a) nothing in this Agreement is intended to limit Holdings's ability to sell or to transfer any or all of the Assets following the Closing and (b) prior to the Closing, upon notice to LIN-Texas, Holdings may assign or delegate to any direct or indirect wholly owned subsidiary of Holdings the right to acquire part or all of the Assets and its obligation to assume any Assumed Liabilities in connection therewith. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, from time to time prior to, at and after the Closing Date, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase and sale contemplated by this Agreement and the consummation of the other transactions contemplated hereby, including executing and delivering such documents as the other party may reasonably request in connection with the consummation of this Agreement and the consummation of the other transactions contemplated hereby.

         11.6 GOVERNING LAW. This Agreement shall be governed, construed and enforced in accordance with the laws of the state of Delaware (without regard to the choice of laws provisions thereof).

         11.7 ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits hereto, and all documents, certificates and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Holdings and LIN-Texas with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that is signed by the parties hereto. Holdings acknowledges and agrees that LIN-Texas shall not be liable for or bound in any manner by, and Holdings has not relied upon, any express or implied, oral or written information, warranty, guaranty, promise, statement, inducement, presentation or opinion pertaining to the transactions contemplated hereby, the LIN-Texas, the Station, or the Assets except as is expressly set forth in this Agreement and all Schedules and Exhibits hereto and the representations and warranties in the certificate delivered by LIN-Texas pursuant to Section 8.2(b).

         11.8 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.8.

         11.9 COUNTERPARTS. This Agreement may be signed in any number of counterparts, but all such counterparts shall constitute one and the same instrument.

         11.10 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

            IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Holdings and LIN-Texas as of the date first written above.

                               HOLDINGS:

                               Southwest Sports Group Holdings LLC


                               /s/ Joseph B. Armes
                               -----------------------
                               Name:   Joseph B. Armes
                               Title:  Executive Vice President, General Counsel
                                       and Secretary


                               LIN-TEXAS:

                               LIN Television of Texas, L.P.

                               By:  LIN Television of Texas, Inc., its
                                    General Partner


                               /s/ Gregory M. Schmidt
                               --------------------------
                               Name:   Gregory M. Schmidt
                               Title:  Vice President


                               SSTI:

                               Southwest Sports Television, Inc.


                               /s/ Joseph B. Armes
                               -----------------------
                               Name:   Joseph B. Armes
                               Title:  Vice President and Assistant Secretary

                                  ATTACHMENT A

                                  DEFINED TERMS

                  "ACCOUNTS RECEIVABLE" means the rights of LIN-Texas as of the Closing Date to payment for the sale of advertising time and other goods and services by the Station prior to the Closing Date.

                  "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

                  "AGREEMENT DATE" means August 1, 1998.

                  "APPLICABLE ENVIRONMENTAL LAWS" means any and all laws, statutes, regulations, and judicial interpretations thereof of the United States, of any state in which the Assets, or any portion thereof, or the Business of the Station, are located, and of any other government or quasi-government authority having jurisdiction, that relate to the prevention, abatement and elimination of pollution and/or protection of the environment, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Materials Transportation Act, together with all state statutes serving any similar or related purposes, as in effect on or prior to the date of this Agreement.

                  "ASSUMED CONTRACTS" means (a) all Contracts listed on SCHEDULES 3.5, 3.7 and 3.13, including the Programming Contracts, and all Contracts of the type described in Sections 3.5, 3.7 and 3.13 that are not required to be listed thereon pursuant to the exceptions set forth in such Sections; (b) Contracts entered into with advertisers for the sale of advertising time for cash or production services in the ordinary course of business; (c) any Contracts entered into by LIN-Texas between the date of this Agreement and the Closing Date that Holdings agrees in writing to assume; and
(d) other Contracts entered into by LIN-Texas between the date of this Agreement and the Closing Date in compliance with Section 5.1; provided that Assumed Contracts shall in no event include Excluded Contracts.

                  "BUSINESS DAY" means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or is a day on which the Escrow Agent or banking institutions located in New York City, New York are authorized or required by law or other governmental action to close.

                  "CLASS A UNITS" means the units of beneficial interest of Holdings designated the Class A Units as set forth the LLC Regulations into which the Membership Interests are convertible, in whole or in part, pursuant to the terms of the LLC Regulations.

                  "CLOSING" means the consummation of the sale and acquisition of the Assets pursuant to this Agreement in accordance with the provisions of
Section 8.

                  "CLOSING DATE" means the date on which the Closing occurs, as determined pursuant to Section 8.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

                  "CONSENTS" means the consents, permits, or approvals of Government Authorities and other third parties necessary to transfer the Assets to Holdings or otherwise to consummate the transactions contemplated by this Agreement.

                  "CONTRACTS" means all contracts, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) of LIN-Texas or to which LIN-Texas is a party or that are binding upon LIN-Texas and that relate to or affect the Assets or of the Station's Business, and (a) that are in effect on the date of this Agreement or
(b) that are entered into by LIN-Texas between the date of this Agreement and the Closing Date, but excluding any Contracts that terminate between the date of this Agreement and the Closing Date.

                  "CONTROL" means having the power to direct the affairs of a Person by reason of either (i) owning or controlling the right to vote a sufficient number of shares of voting stock or other voting interest of such Person or (ii) having the right to direct the general management of the affairs of such Person by contract or otherwise.

                  "EFFECTIVE TIME" means 12:01 a.m., Dallas, Texas time, on the Closing Date.

                  "EMPLOYEE PLAN" means any retirement, severance, medical, disability, life insurance or any other employee benefit plan as defined in
Section 3(3) of ERISA to which either of the LIN-Texas or any entity related to LIN-Texas (under the terms of Sections 414 (b) or (c) of the Code) contributes or which either of the LIN-Texas or any entity related to LIN-Texas (under the terms of Sections 414 (b) or (c) of the Code) sponsors or maintains.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGENT" means Chase Bank of Texas, N.A.

                  "ESCROW AGREEMENT" means the Escrow Agreement, dated of even date herewith, by and among LIN-Texas, SSTI and Escrow Agent, in the form attached hereto as EXHIBIT A.

                  "ESCROW AMOUNT" means the sum of the Escrow Deposit and all interest or earnings accrued thereon.

                  "ESCROW DEPOSIT" means the sum of Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000) that is being deposited by Holdings with the Escrow Agent in immediately available funds on the date hereof to secure the obligations of Holdings to close under this Agreement, with such deposit being held by the Escrow Agent in accordance with the Escrow Agreement.

                  "EXCLUDED NAME" means any name or logo that includes "LIN Television Corporation" or any derivatives thereof.

                  "FCC" means the Federal Communications Commission.

                  "FCC CONSENT" means actions by the FCC granting its consent to the Assignment Applications and consummation of the transactions contemplated hereby.

                  "FCC LICENSES" means those Licenses issued by the FCC to KXTX-Texas in connection with the Station.

                  "GAAP" means the United States generally accepted accounting principles in effect from time to time consistently applied throughout the period involved.

                  "GOVERNMENTAL AUTHORITY" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, whether federal, state or local.

                  "HAZARDOUS SUBSTANCE" means any substance now or hereafter designated pursuant to Section 307(a) and 311(b)(2)(A) of the federal Clean Water Act, 33 USCA ss.ss. 1317(a), 1321(b)(2)(A), Section 112 of the federal Clean Air Act, 42 USCA ss. 3412, Section 3001 of the federal Resource Conversation and Recovery Act, 42 USCA ss. 6921, Section 7 of the federal Toxic Substances Control Act, 15 USCA ss. 2606, or Section 101(14) and Section 102 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USCA ss.ss. 9601(14), 9602, as amended by the Superfund Amendments and Reorganization Act of 1986.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INTANGIBLES" means all copyrights, trademarks, trade names, service marks, service names, licenses, computer programs and computer license interests to the extent owned by and transferable by LIN-Texas, patents, permits, jingles, proprietary information, technical information and data, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by LIN-Texas or under which LIN-Texas is licensed or franchised and that are used or useful in the Station's Business, together with any additions thereto between the date of this Agreement and the Closing Date.

                  "KXTX, INC." means KXTX, Inc., a Delaware Corporation.

                  "KXTX OPTION" means the Option and Put Agreement, dated as of May 31, 1994, by and among LIN-Texas, as assignee, KXTX-Texas and KXTX-Inc, as amended by that certain Amendment to Option and Put Agreement, dated as of December 24, 1997, by and among LIN, LIN-Texas, KXTX-Texas and KXTX, Inc.

                  "KXTX SHARES" means the 449 shares of common stock, without par value, of KXTX-Texas owned of record by LIN-Texas at the date of this Agreement.

                  "LICENSES" means all licenses, permits, construction permits and other authorizations issued by federal, state, or local Governmental Authorities to LIN-Texas, currently in effect and used in connection with the Station's Business, together with any additions thereto between the date of this Agreement and the Closing Date.

                  "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind, whether statutory or otherwise, in respect of such asset.

                  "LLC REGULATIONS" means the Amended and Restated Limited Liability Company Regulations of Holdings attached as EXHIBIT D.

                  "LMA" means that certain Local Marketing Agreement, dated as of May 31, 1994, by and between LIN-Texas, as assignee, and KXTX-Texas, as amended by that certain Amendment to Local Marketing Agreement, dated as of December 24, 1997, by and among LIN, LIN-Texas and KXTX-Texas.

                  "MEMBERSHIP INTERESTS" means 500,000 Series A Preferred Units.

                  "PERMITTED LIENS" means (a) liens for Taxes not yet due and payable; (b) landlord's liens and liens for property Taxes not delinquent; (c) inchoate materialmens', mechanics', carriers', warehousemen's, landlords', workmen's, repairmen's, employees' or other like Liens arising in the ordinary course of business and for which payment is not overdue; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws; (e) restrictions or rights granted to Governmental Authorities under applicable law;
(f) zoning, building, or similar restrictions relating to or affecting property;
(g) all matters of record disclosed on SCHEDULE 3.5 or 3.6 as "continuing", including leasehold interests in real property owned by others and operating leases for personal property and leased interests in property leased to others;
(h) Liens on the Real Property currently of record (excluding, however, any mortgage, deed to secure debt, deed of trust, security agreement, judgment, lien or statutory claim of lien or any other title exception or defect that is monetary in nature, LIN-Texas hereby agreeing to pay and satisfy of record any such title defect or exception); (i) other Liens on the Real Property that do not materially affect the current use and enjoyment thereof in the operation of the Assets or those standard printed exceptions set forth in title policies or title reports; (j) any other Liens disclosed in the Schedules hereto; and (k) the Assumed Liabilities.

                  "PERSON" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

                  "PROGRAMMING CONTRACTS" means all contracts and agreements of LIN-Texas listed on SCHEDULE 3.7 pursuant to which the Station is licensed, authorized or obligated to air certain programs and films.

                  "RADER LEASE" means that certain Lease, dated November 15, 1973, as amended, by and between Homer J. Rader, Jr. (as assignee) and LIN-Texas (as assignee) for the property at 3900 Harry Hines Boulevard, Dallas, Texas.

                  "RADER LEASE MATTER" means any claims or potential claims raised by LIN-Texas against Homer J. Rader, Jr. in the Petition for Declaratory Judgment and Injunctive Relief, filed on December 15, 1998 in the County Court at Law Number 3, Dallas County, Texas and any claims and potential claims raised by Homer J. Rader, Jr. against LIN-Texas with respect to the Rader Lease.

                  "REAL PROPERTY" means (a) all fee estates in real property, and all buildings and other improvements thereon, owned or held by LIN-Texas that are used or useful in the Station's Business; and (b) leases of any real property used or useful in the Station's Business under which LIN-Texas is the lessee, together with any additions thereto between the Agreement Date and the Closing Date.

                  "REQUIRED CONSENTS" means such Consents as listed on SCHEDULE
3.3 that are designated with a double asterisk.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SERIES A PREFERRED UNITS" means the units of beneficial interest of Holdings designated the Series A Preferred Units as set forth the LLC Regulations.

                  "STATION'S BUSINESS" means the businesses currently conducted by LIN-Texas with respect to the Station, taken as a whole, including the Assets and operations thereof and the Assumed Liabilities to be sold or assumed pursuant to this Agreement. Station Business shall exclude any and all businesses and operations of the Station presently performed by KXTX-Texas pursuant to the LMA.

                  "SUB-PROGRAMMING AGREEMENT" means that certain Sub-Programming Agreement dated as of August 21, 1998, and effective as of August 1, 1998, by and between LIN-Texas and SSTI.

                  "TANGIBLE PERSONAL PROPERTY" means all machinery, equipment, tools, vehicles, furniture, office equipment, plant, inventory, spare parts and other tangible personal property owned or held by LIN-Texas that is used or useful in the Station's Business, together with any additions thereto between the date of this Agreement and the Closing Date.

                  "TAX" means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

                  "TAX RETURN" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing required to be submitted by LIN-Texas relating to the Station to any governmental authority with respect to any Tax.

                  The following terms have the meanings set forth in the Sections indicated:

TERM                                                 SECTION

Accretion Start Date                                 Section 2.4
Applicable Rate                                      Section 2.4
Assessments                                          Section 6.9
Assets                                               Section 2.1
Assumed Employees                                    Section 6.8(a)
Assumed Liabilities                                  Section 2.7
Certificate of Designation                           Section 4.3(a)
Claimant                                             Section 10.4(a)
Class A Units                                        Section 4.3(b)
Class B Units                                        Section 4.3(b)
Collection Period                                    Section 6.6(a)
Deeds                                                Section 8.2(a)
Defined Benefit Plan                                 Section 6.16
DOJ                                                  Section 6.2
Employees                                            Section 3.13
Environmental Noncompliance                          Section 6.9(c)
Estimated Purchase Price                             Section 2.4
Excluded Assets                                      Section 2.2
Excluded Contracts                                   Section 2.2(f)
Financial Statements                                 Section 3.9
FTC                                                  Section 6.2
Hazardous Substance                                  Section 3.17(a)
Holdings                                             Preamble
Holdings Contracts                                   Section 4.13
Holdings Defined Contribution Plan                   Section 6.15(b)
Holdings Intangible Rights                           Section 4.12
Indemnifying Party                                   Section 10.4(a)
Initial Public Offering                              Section 6.19
LIN Employer                                         Section 6.10
LIN-Texas                                            Preamble
LIN-Texas Defined Contribution Plan                  Section 6.15(a)
Material License                                     Section 3.4
Members Agreement                                    Section 6.17

MLB                                                  Section 6.4
MLB and NHL Approval Documentation                   Section 6.4
National Association                                 Section 6.4
NHL                                                  Section 6.4
Preferred Stock                                      Section 4.3(a)
Prior Agreement                                      Recitals
Production Assets                                    Section 2.2
Purchase Price                                       Section 2.4
Related Party                                        Section 9.2(a)(i)
Shares                                               Section 2.1(j)
SSTI                                                 Recitals
Station                                              Recitals
Stockholders Agreement                               Section 6.19
Tower Litigation                                     Section 10.2(a)(ii)
Transfer Date                                        Section 6.10
Transferred Employee                                 Section 6.10
WARN Act                                             Section 6.18



                                LIST OF EXHIBITS

EXHIBIT A          Escrow Agreement
EXHIBIT B          Assignment and Assumption Agreement
EXHIBIT C          Bill of Sale
EXHIBIT D          Amended and Restated Limited Liability Company Regulations of
                   Holdings
EXHIBIT E          Members Agreement
EXHIBIT F          Additional Transactions



                                LIST OF SCHEDULES

SCHEDULE 2.2(e)    Excluded Contracts
SCHEDULE 3.3       Consents
SCHEDULE 3.4       Governmental Licenses
SCHEDULE 3.5       Real Property
SCHEDULE 3.6       Tangible Personal Property
SCHEDULE 3.7       Assumed Contracts
SCHEDULE 3.8       Intangibles
SCHEDULE 3.9       Financial Statements
SCHEDULE 3.10      Taxes
SCHEDULE 3.11      Insurance
SCHEDULE 3.13      Personnel
SCHEDULE 3.14      Claims and Legal Actions
SCHEDULE 3.16      Conduct of Business
SCHEDULE 3.17      Environmental Matters

SCHEDULE 3.19      Transactions with Affiliates
SCHEDULE 4.3       Capitalization
SCHEDULE 4.5(a)    Subsidiaries
SCHEDULE 4.9       Litigation
SCHEDULE 4.10      Holdings Title to Properties
SCHEDULE 4.11      Holdings Intellectual Property
SCHEDULE 4.13      Holdings Contracts
SCHEDULE 4.16      Holdings Labor Agreements and Actions